Filed Pursuant to Rule 424(b)(7)
File No. 333-135333
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated June 26, 2006)
[LOGO]
F.N.B. CORPORATION
233,394 Shares of Common Stock

     The following information supplements information contained in our prospectus dated June 26, 2006 (the “Prospectus”), relating to the resale by selling shareholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issued or issuable upon exercise of outstanding warrants or upon conversion of outstanding convertible debentures originally issued by The Legacy Bank, or Legacy.
     This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
     The shares of our common stock are quoted on the New York Stock Exchange under the symbol “FNB.”
     Investing in our common stock involves risks that are described in the “Risk Factors” section of our annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated by reference in the Prospectus.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 2, 2006.

SELLING SHAREHOLDERS
     On May 26, 2006, we completed the merger of Legacy with and into our subsidiary, First National Bank of Pennsylvania. We are registering shares that the selling shareholders may acquire upon exercise of warrants or upon conversion of convertible debentures that we assumed in connection with the Legacy merger in order to enable the selling shareholders to sell, from time to time, shares of our common stock they acquire if they exercise their warrants or convert their debentures.
     Information regarding the selling stockholders may change from time to time and any modified information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
     A selling shareholder may from time to time offer and sell any or all of the selling shareholder’s securities under this prospectus supplement. Because the selling shareholder is not obligated to sell the shares of our common stock held by such selling shareholder, we cannot estimate the number of shares of our common stock that a selling shareholder will beneficially own after this offering. None of the selling shareholders listed below beneficially owns more than 1% of the outstanding shares of our common stock.

	Shares Beneficially	Number of Shares
	Owned Prior	That May Be Sold Under
Name of Selling Shareholder	to This Offering	This Prospectus Supplement

ACNB Corporation	42,500	20,000
Brian D. Alprin(1)	18,500	4,000
James J. Amsler and Alice A. Amsler	2,125	1,000
Trust FBO Richard Barilla and Charlotte Barilla	200	200
Trust FBO Herman W. Baver	1,900	800
Rita M. Baxter and Kathryn V. Baxter	850	400
Leonard N. Berman and Phyllis M. Berman	4,528	400
Robert J. Bindus and Marilyn D. Bindus	225	200
Lawrence W. Bitner(2)(3)	5,751	800
Richard J. Boal(2)(4)	12,443	2,360
Judith C. Bohorad	4,250	2,000

	Shares Beneficially	Number of Shares
	Owned Prior	That May Be Sold Under
Name of Selling Shareholder	to This Offering	This Prospectus Supplement

Charles Chiplowitz and Goldie Chiplowitz	450	400
Raman L. Daga(2)	8,724	8,535
Brian Danzis	5,102	1,000
Llewellyn Fogel Dryfoos, Jr.	740	200
Henry C. Dunn(2)	33,218	8,235
Charles S. Forbes Trust Dated 12/21/01	1,275	600
Paula F. Garrety	425	200
Stephen M. Greecher, Jr.	313	200
George H. Groves(2)(5)	164,511	10,360
Linda D. Haberstroh	200	200
Kevin Harter(2)(6)	9,527	2,360
William A. Hawkins(2)(7)	2,360	2,360
Clark B. Hiscock(8)	850	400
Robert Judd and Elaine Judd	225	200
Donald Kalina	11,129	416
Daniel Kambic CUST for Danielle Kambic UGMA/PA	225	200
Daniel Kambic CUST for Michael A. Kambic UGMA/PA	450	400
Ralph S. Klinepeter, Jr.(2)(9)	9,884	2,360
Daniel A. Klingerman(2)	64,062	8,035
Daniel A. Klingerman CUST FBO Mitchell J.
Klingerman UGMA/PA	425	200
Daniel A. Klingerman CUST FBO Paige A. Klingerman UGMA/PA	425	200
Daniel A. Klingerman CUST FBO Samantha E. Klingerman UGMA/PA	425	200

	Shares Beneficially	Number of Shares
	Owned Prior	That May Be Sold Under
Name of Selling Shareholder	to This Offering	This Prospectus Supplement

John D. Klingerman	28,834	10,000
Thomas W. Lennox(10)	60,994	6,360
Carol Linker and James Linker TTEES the Linker Living Trust Dated 4/4/91	625	400
Noralee B. Manzek	800	800
Manufacturers & Traders Trust Co. CUST FBO Urological Assoc. of Schuylkill County Pension Plan	626	400
Robert E. McDonald and Mindy T. McDonald	1,850	400
Charles F. Merrill(2)(11)	11,045	2,160
Metadyne, Inc.	19,509	200
Edward H. Miller, Jr.	850	400
Trust FBO Robert & Janice Moisey	9,470	1,000
Trust FBO Robert J. Moisey(2)(12)	5,873	600
Trust FBO Janice Gans Moisey	2,050	400
Stephen A. Moley and Lisa F. Moley	425	200
Harry A. Nelson and Claire L. Nelson	400	400
Scott C. Penwell(2)(13)	4,613	1,360
Trust FBO Gerald Piacenti Sr.	1,125	1,000
Frank J. Ponti	425	200
Mary Lou Prock and A. Michael Prock	1,188	600
Dominic Provini	24,957	7,577
Stanley I. Rapp(14)	2,360	2,360
John H. Rhodes(2)(15)	8,853	1,360
John F. Roland and Kathleen M. Roland	850	400
Cynthia Rowe-Taylor(16)	1,795	1,360

	Shares Beneficially	Number of Shares
	Owned Prior	That May Be Sold Under
Name of Selling Shareholder	to This Offering	This Prospectus Supplement

Richard Rynone	41,789	8,035
Edward C. Schrom and Meredythe J.Y. Schrom	425	200
Leonard S. Schumack and Helen Schumack	850	400
Ruth A. Shissler	1,703	200
Kevin Smith	6,621	791
Gerald J. Stefanick	425	200
Jack St Pierre and Carol St Pierre	2,250	2,000
Aldo Suraci	3,975	400
A. Richard Szeles(2)(17) and Deborah B. Szeles	22,099	4,000
Alex R. Szeles and Delorose A. Szeles	14,700	4,000
Brian J. Szeles and Margaret Szeles	17,195	4,000
Russell W. Twigg(2)	55,571	8,035
John B. Warden III(2)	5,431	2,000
John R. Yaglenski, Jr. and Kathleen M. Yaglenski	1,251	800
________________________
(1)	Brian D. Alprin is a partner in the law firm of Duane Morris LLP, our legal counsel.

(2)	This selling shareholder is a former member of the board of directors of Legacy.

(3)	Includes 957 shares issuable upon exercise of outstanding stock options.

(4)	Includes 675 shares issuable upon exercise of outstanding stock options.

(5)	Includes 74,598 shares issuable upon exercise of outstanding stock options. Mr. Groves is the former chairman and a former director of Legacy and currently serves as chairman of our Harrisburg Region.

(6)	Includes 1,027 shares issuable upon exercise of outstanding stock options.

(7)	Includes 979 shares issuable upon exercise of outstanding stock options.

(8)	Mr. Hiscock is a former regional director of community services for Legacy.

(9)	Includes 983 shares issuable upon exercise of outstanding stock options.

(10)	Includes 41,079 shares issuable upon exercise of outstanding stock options. Mr. Lennox is the former president and chief operating officer of Legacy and currently serves as president of our Harrisburg Region.

(11)	Includes 822 shares issuable upon exercise of outstanding stock options.

(12)	Includes 584 shares issuable upon exercise of outstanding stock options.

(13)	Includes 924 shares issuable upon exercise of outstanding stock options.

(14)	Includes 865 shares issuable upon exercise of outstanding stock options.

(15)	Includes 923 shares issuable upon exercise of outstanding stock options.

(16)	Includes 435 shares issuable upon exercise of outstanding stock options.

(17)	Includes 539 shares issuable upon exercise of outstanding stock options
     Additional selling shareholders may be identified in the table above by us at a later date by filing a prospectus supplement to this prospectus supplement. Such other holders will not be permitted to sell shares pursuant to the registration statement unless and until they are listed in the selling shareholders table in a supplement to this prospectus supplement.